Exhibit 99.1
Dorian LPG Ltd. Announces Financing Transactions And Full Repayment Of Bridge Loan Facility

Receives Letter from BW LPG Restating Previously Rejected Proposal

Reiterates Willingness to Engage in Talks on ECO Ship Proposal

STAMFORD, Conn., June 26, 2018 /PRNewswire/ -- Dorian LPG Ltd. (NYSE:  LPG) (the "Company" or "Dorian LPG") today announced that it has completed three financing agreements (the "Financings") resulting in aggregate proceeds of $65.1 million. The proceeds from the Financings were used to repay all remaining outstanding amounts due under the Bridge Loan Facility with DNB Capital LLC. The Financings have a fixed interest rate of 6% with tenors of 6 to 7 years.
John Hadjipateras, Chairman and Chief Executive Officer of Dorian LPG, commented, "We are pleased to have completed these financing transactions and to have fully repaid the DNB Bridge Loan Facility. Dorian LPG is well positioned to perform through the cycle, including upcoming environmental regulations, with a well-capitalized balance sheet and a fleet of modern fuel efficient VLGCs that have delivered premium returns.
Further details will be available in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which the Company expects to file with the Securities and Exchange Commission (the "SEC") no later than June 29, 2018.
In addition, in response to the letter sent today by BW LPG Ltd. restating its unsolicited and conditional proposal to combine with Dorian in a stock-for-stock transaction, Mr. Hadjipateras commented, "We have received today's letter restating BW LPG's proposal that has already been rejected by our board.  Our board has been and will remain responsive to the views of our shareholders.  Of note, to date, we have received letters from shareholders (other than the BW Group) representing less than 5% of our outstanding shares showing openness to a combination, including from a shareholder that has a long-term position in BW LPG. In contrast, our board, whose members are beneficial owners of more than 25% of our outstanding shares, has unanimously concluded that BW LPG's proposal undervalues Dorian and is not in the best interests of Dorian and its shareholders. To cite a few key financial metrics, the proposed transaction would be dilutive to Dorian's shareholders' earnings in 2018, would create a more leveraged enterprise from Dorian's perspective and fails to recognize that Dorian's equity contribution to the combined enterprise would exceed 50% of the total, based on 2018 relative EBITDA and existing debt levels."
"Also contrary to BW LPG's assertion, we have not declined to engage with BW LPG.  Rather, we have offered to meet with BW LPG to discuss an acquisition of BW LPG's ECO-ships, to no avail.  Our board is always open to opportunities that would enhance value for our shareholders and we are in regular communication with them. BW LPG's wish to have Dorian's shareholders subsidize its fleet renewal is not a reason compelling enough to divert us from our strategy to serve our own shareholders," Mr. Hadjipateras concluded.
About Dorian LPG Ltd.
 Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-looking Statements
 This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Dorian LPG's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.
For further information:
Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
 IR@dorianlpg.com
Ruth Pachman/Mark Semer
Kekst
 (212) 521-4802